Exhibit 5.1
Suzanne Sawochka Hooper
(650) 843-5180
hooperss@cooley.com

July 10, 2007
Cardica, Inc.
900 Saginaw Drive
Redwood City, CA 94063
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Cardica, Inc. (the “Company”) of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus covering the resale of up to 2,876,684 shares of common stock of the Company (the “Shares”) issued pursuant to that certain Securities Purchase Agreement dated June 7, 2007 (the “Agreement”), including up to 575,347 shares of the Company’s common stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants (each a “Warrant”) issued pursuant to the Agreement, which in each case are held by certain stockholders named in such prospectus.
In connection with this opinion, we have examined the Registration Statement and related prospectus, the resolutions adopted by the Board of Directors of the Company on June 6, 2007, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Based on the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable and if, as, and when the Warrant Shares are issued and delivered by the Company in accordance with the terms of each Warrant, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid, and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

Cooley Godward Kronish llp

/s/ Suzanne Sawochka Hooper
Suzanne Sawochka Hooper
FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM